EXHIBIT 5.2

Will H. Cai
T: +852 3758 1210
wcai@cooley.com

August 20, 2024

Bitdeer Technologies Group
08 Kallang Avenue
Aperia tower 1, #09-03/04
Singapore 339509

Ladies and Gentlemen:

We have acted as counsel to Bitdeer Technologies Group, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the issuance and sale of $172,500,000 aggregate principal amount of the Company’s 8.50% Convertible Senior Notes due 2029 (the “Securities”). The Securities are to be sold pursuant to that certain Underwriting Agreement, dated August 15, 2024, by and between BTIG, LLC and B. Riley Securities, Inc., as representatives of the underwriters listed on Schedule I thereto (the “Underwriters”), and the Company (the “Agreement”) and a Registration Statement on Form F-3 (File No. 333-278027) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated August 15, 2024 filed with the Commission pursuant to Rule 424(b) of the rules and regulations under the Securities Act (together with the Base Prospectus, the “Final Prospectus”). The Securities are to be issued pursuant to that certain Indenture, dated August 20, 2024, by and between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) (the “Base Indenture”), as supplemented by a First Supplemental Indenture, dated August 20, 2024, by and between the Company and the Trustee (together with the Base Indenture, the “Indenture”).

In connection with this opinion, we have examined and relied upon (i) the representations and warranties as to factual matters and have assumed performance of the covenants contained in and made pursuant to the Agreement and the Indenture by the various parties thereto, (ii) the Registration Statement and the Final Prospectus, and (iii) such other records, documents, certificates, opinions, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the laws of the State of New York. We express no opinion as to whether any particular laws apply and no opinion to the extent that any laws other than those identified above are applicable to the subject matter hereof. We note that the Company is incorporated under the laws of the Cayman Islands and that our opinion is limited to the laws identified in the first sentence of this paragraph. We have assumed all matters determinable under the laws of the Cayman Islands, including without limitation, the valid existence, good standing and corporate power of the Company and the due authorization, execution and delivery by the Company of the Operative Documents. We have also assumed that the laws of the Cayman Islands would not impose any requirements or have any consequences relevant to our understanding of the matters addressed in this opinion that would impact our conclusions with respect thereto.

PARTNERS: WILL H. CAI MICHAEL X. YU PANG LEE FERISH P. PATEL ETHAN Z. JIN XUN ZENG JIE ZHANG
REGISTERED FOREIGN LAWYER (NEW YORK): YIMING LIU

Cooley HK 35th Floor Two Exchange Square 8 Connaught Place Central Hong Kong
T: +852 3758 1200 F: +852 3014 7818 cooley.com

August 20, 2024
Page Two

In rendering this opinion, we have assumed, without investigation: (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to originals of all documents submitted to us as copies; (iv) the accuracy, completeness and authenticity of certificates of public officials; (v) the due organization or formation of all persons party to the Operative Documents; (vi) the valid existence, good standing in the jurisdiction of organization or incorporation and the corporate or similar power to enter into and perform the Operative Documents in accordance with their respective terms, of all persons party to any Operative Document; (vii) the due authorization, execution and delivery of all documents, in each case, where the authorization, execution and delivery thereof by such parties are prerequisites to the effectiveness of such documents; (viii) the legal capacity of all individuals executing and delivering documents to so execute and deliver; (ix) that the Underwriters have received all documents they were to receive under the Operative Documents; (x) compliance by the Underwriters and the Trustee with any state or federal laws applicable to the transactions contemplated by the Operative Documents because of the nature of their respective businesses; (xi) the Operative Documents constitute valid and binding obligations, enforceable in accordance with their terms against all parties thereto (except that such assumption is not made with respect to the Indenture and the Securities as to the Company); and (xii) there are no extrinsic agreements or understandings among the parties to the Operative Documents that would modify or interpret the terms thereof or the respective rights or obligations of the parties thereunder. We are not hereby rendering any opinion with respect to any ordinary shares of the Company issuable upon the conversion of the Securities.

Our opinion is subject to the following additional qualifications and limitations:

(i)          Our opinion is subject to, and may be limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law, and (c) mandatory choice of law and jurisdiction rules and constitutional limitations on the validity of the appointment of an agent for service of process or on the effectiveness of other methods of service of process;

(ii)            Our opinion is subject to the qualification that (a) the enforceability of provisions for indemnification or limitations on liability may be limited by applicable law or public policy considerations, and (b) the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought;

(iii)          We express no opinion as to any provision of the Securities or the

PARTNERS: WILL H. CAI MICHAEL X. YU PANG LEE FERISH P. PATEL ETHAN Z. JIN XUN ZENG JIE ZHANG
REGISTERED FOREIGN LAWYER (NEW YORK): YIMING LIU

Cooley HK 35th Floor Two Exchange Square 8 Connaught Place Central Hong Kong
T: +852 3758 1200 F: +852 3014 7818 cooley.com

August 20, 2024
Page Three

Indenture that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Securities or the Indenture; (b) contains a waiver of an inconvenient forum; (c) relates to a right of setoff; (d) provides for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole payments or other economic remedies; (e) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights; (f) restricts non-written modifications and waivers; (g) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (h) relates to exclusivity, election or accumulation of rights or remedies; (i) authorizes or validates conclusive or discretionary determinations; (j) provides that provisions of the Securities or the Indenture are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable; (k) provides that a party’s waiver of any breach of any provision of the Securities or the Indenture is not to be construed as a waiver by such party of any prior breach of such provision or of any other provision of the Securities or the Indenture; (l) provides any party the right to accelerate obligations or exercise remedies without notice; (m) purports to permit the Trustee or any holder of the Securities to act as any party’s agent and attorney-in-fact; (n) specifies that the liability of any indemnitor shall not be affected by actions or failures to act on the part of the beneficiaries of the indemnity or by amendments or waivers of provisions of documents creating and governing the indemnified obligations if such actions, failures to act, amendments or waivers change the essential nature of the terms and conditions of the indemnified obligations so that, in effect, a new contract has arisen between the recipient of the indemnity and the primary obligor on whose behalf the indemnity was issued; or (o) provides for a right or remedy which may be held to be arbitrary or unconscionable, a penalty or otherwise in violation of public policy;

(iv)           We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or forum provided for in the Securities and the Indenture; and

(v)            We express no opinion with respect to any provision of the Operative Documents to the extent it (a) contains a waiver of any objection based on inappropriate venue or forum non conveniens in a federal court of the United States, (b) implies that a federal court of the United States has subject matter jurisdiction, or (c) purports to grant any court exclusive jurisdiction. In connection with any provision of the Securities or the Indenture that contains a waiver of an inconvenient forum, we note that under N.Y.C.P.L.R. Section 510 a New York State court may have discretion to transfer the place of trial.

On the basis of the foregoing, in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Securities are binding obligations of the Company.

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

PARTNERS: WILL H. CAI MICHAEL X. YU PANG LEE FERISH P. PATEL ETHAN Z. JIN XUN ZENG JIE ZHANG
REGISTERED FOREIGN LAWYER (NEW YORK): YIMING LIU

Cooley HK 35th Floor Two Exchange Square 8 Connaught Place Central Hong Kong
T: +852 3758 1200 F: +852 3014 7818 cooley.com

August 20, 2024
Page Four

We consent to the reference to our firm under the caption “Legal Matters” in the Final Prospectus and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 6-K. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.
Very truly yours,

Cooley LLP

By:	/s/ Will H. Cai
Will H. Cai

PARTNERS: WILL H. CAI MICHAEL X. YU PANG LEE FERISH P. PATEL ETHAN Z. JIN XUN ZENG JIE ZHANG
REGISTERED FOREIGN LAWYER (NEW YORK): YIMING LIU

Cooley HK 35th Floor Two Exchange Square 8 Connaught Place Central Hong Kong
T: +852 3758 1200 F: +852 3014 7818 cooley.com